Exhibit 99.1

Contact:

Ruey-Li Hwang

Corporate Communications

Cerus Corporation

(925) 288-6017

CERUS CORPORATION ANNOUNCES PRICING

OF COMMON STOCK OFFERING

CONCORD, CA, March 16, 2006 - Cerus Corporation (NASDAQ: CERS) today announced the pricing of its public offering of 4,500,000 shares of its common stock at a public offering price of $8.75 per share. Cerus Corporation has granted the underwriters an option to purchase up to an additional 675,000 shares to cover over-allotments, if any. All of such shares are being offered by Cerus Corporation.

Robert W. Baird & Co. Incorporated is acting as book-running and co-lead manager of the offering and JMP Securities LLC is acting as co-lead manager of the offering.

This news release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The offering is being made only by means of a prospectus supplement and accompanying prospectus, a copy of which may be obtained from the offices of Robert W. Baird & Co. Incorporated, 777 East Wisconsin Avenue, 28th Floor, Milwaukee, WI 53202-5391 or JMP Securities LLC, 600 Montgomery Street, Suite 1100, San Francisco, CA 94111. An electronic copy of the prospectus supplement and accompanying prospectus will be available on the Securities and Exchange Commission’s website at www.sec.gov.

ABOUT CERUS

Cerus Corporation is developing and commercializing novel, proprietary products and technologies within the fields of immunotherapy and blood safety that are intended to provide safer, more effective medical options to patients in areas of substantial unmet medical needs. In the field of immunotherapy, the company is employing its proprietary attenuated Listeria vaccine platform to develop a series of novel therapies to treat cancer, and it is applying its proprietary Killed But Metabolically Active technology platform in research and development of prophylactic and therapeutic vaccines for infectious diseases. In the field of blood safety, the company is developing and commercializing the INTERCEPT Blood System, which is based on the company’s proprietary Helinx technology and is designed to enhance the safety of blood components by inactivating viruses, bacteria, parasites and other pathogens, as well as potentially harmful white blood cells.

INTERCEPT and INTERCEPT Blood System are trademarks of Cerus Corporation.

This press release contains forward-looking statements. For this purpose, any statements contained in this press release that are not statements of historical fact may be deemed forward-looking statements, including, without limitation, statements regarding the company’s plans to complete a public offering. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “predict” and similar words or expressions or the negative of these words or expressions are intended to identify forward-looking statements. Actual results could differ materially from these forward-looking statements as a result of certain factors, including, without limitation, risks and uncertainties related to investor response to the public offering, the trading prices for the company’s common stock, other conditions in the financial markets, satisfaction of closing conditions related to the public offering, as well as other risks detailed in the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The company does not undertake any obligation to update any forward-looking statements as a result of new information, future events, changed assumptions or otherwise.

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